SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 12, 2004

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)	Exhibits

		99.1	Press Release of Federated Department Stores, Inc. ("Federated") dated May 12, 2004.

Item 12.	Results of Operations and Financial Condition.

On May 12, 2004, Federated issued a press release announcing Federated's financial condition and results of operations as of and for the 13 weeks ended May 1, 2004. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains a non-GAAP financial measure designated "cash flow from operations before financing activities" and also contains a non-GAAP financial measure of earnings guidance excluding the effect of costs associated with the Macy's Home Store centralization. Management believes that cash flow from operations before financing activities is a useful measure in evaluating Federated's ability to generate cash from operating and investing activities. Management believes that excluding cash flows from financing activities from the calculation of this measure is particularly useful where such financing activities are discretionary, as in the case of voluntary debt prepayments and share repurchases. Management believes that providing a measure of earnings guidance excluding the effect of the Home Store centralization will allow investors to more readily compare the earnings guidance referred to in the press release to the earnings guidance reported by Federated in past and future periods. However, the reader is cautioned that any non-GAAP financial measures provided by Federated are provided in addition to, and not as an alternative for, Federated's reported results prepared in accordance with GAAP. Certain items that may have a significant impact on Federated's financial position, results of operations and cash flows must be considered when assessing Federated's actual financial condition and performance regardless of whether these items are included in these non-GAAP financial measures. Additionally, the methods used by Federated to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by Federated may not be comparable to similar measures provided by other companies.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: May 12, 2004	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary

Exhibit 99.1

Contacts:
Media - Carol Sanger
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED 1Q EARNINGS EXCEED PRIOR FORECASTS
Company raises sales and earnings guidance, excluding home store centralization costs

     CINCINNATI, OHIO, May 12, 2004 - Federated Department Stores, Inc. today reported diluted earnings per share of 52 cents for the fiscal first quarter of 2004, reflecting strong sales and margin performance in the first 13 weeks of the retail year. Earnings per share in the quarter exceeded the company's prior guidance of 45-48 cents a diluted share, and compares favorably to diluted earnings per share of 24 cents for the first quarter of 2003.

     Terry J. Lundgren, Federated's chairman, president and chief executive officer, said Federated is very pleased with the underlying strength of the business, as reflected in the company's first quarter earnings performance.

     "The economy has improved and our customers are responding to our ongoing efforts to improve the shopping experience, as well as to our merchandising, pricing and marketing strategies," Lundgren said. "As a result of the effective execution of these four priorities, Federated has experienced an exceptionally strong start to the year, and we now expect that this momentum will continue through the remainder of 2004. For this reason, we are raising our sales and earnings guidance for the second quarter and the fall season, excluding the impact of costs related to the centralization of our home store businesses." (See Home Store Centralization section below.)

Operating Income/Cash Flow

     Operating income in the first quarter ended May 1, 2004, was $216 million or 6.1 percent of sales. This compares to operating income of $146 million or 4.4 percent of sales for the first quarter of 2003.

     Cash flow from operating activities was $34 million in the first quarter, compared to $204 million in the same period last year. Last year's cash flow from operating activities benefited from lower income tax payments, reflecting the use of Fingerhut net operating losses. After first-quarter investing activities of $71 million this year and $52 million last year, cash used before financing activities was $37 million compared to $152 million of cash provided before financing activities in the same period last year.

     Federated's first quarter earnings included store closing and consolidation costs of $19 million, including $7 million related to the Macy's Home Store centralization. Of the $19 million, $15 million is included in selling, general and administrative expenses (SG&A) and $4 million is included in cost of sales related to the Burdines-Macy's consolidation in Florida.

The company used approximately $90 million to repurchase 1.7 million shares of Federated common stock in the first quarter.

Sales

     Sales for the first quarter of 2004 totaled $3.517 billion, an increase of 6.9 percent from sales of $3.291 billion in the same period last year. On a same-store basis, Federated's year-to-date sales also were up 6.9 percent.

     Federated opened two new Bloomingdale's stores in the quarter, the SoHo store in New York City and the Roosevelt Field furniture gallery in Garden City, NY. The company also closed two small Macy's bedding store locations in New York during the period.

Home Store Centralization

     Federated announced plans in early February to accelerate sales by improving and further differentiating its assortments of home furnishings through the creation of a centralized organization, responsible for national strategy development, merchandising and marketing of home-related businesses in the 423 stores across the country that currently bear the Macy's nameplate.

     To implement the home store centralization, Federated today said it anticipates incurring expenses of about $40 million in fiscal 2004, in addition to markdowns on discontinued home merchandise lines of approximately $30 million - an estimate the company expects to further refine as the year progresses.

     While the company expects these costs to have a negative impact on fiscal 2004 earnings of about $70 million or 24 cents a diluted share, Lundgren said that, "We are very excited about the long-term advantages inherent in our strategy of consolidating home store operations for all of our Macy's-brand department stores. We are confident that the real benefits of this move will begin to be seen in improved sales and gross margin, and reduced expense in our home-related businesses in fiscal 2005 and beyond."

Looking Ahead

Federated today raised its sales and earnings expectations for the second quarter and fiscal 2004, excluding the previously undetermined impact of the home store centralization.

     Federated now anticipates same-store sales for the year to be up 3-4 percent - up 2-4 percent in the second quarter and 1.5 to 3 percent for the combined third and fourth quarters of the fall season. This compares to the prior forecast of a second-quarter increase of 2-3 percent same-store sales, and 1.5-2 percent in the fall season.

     For the second quarter, which ends July 31, 2004, Federated now expects earnings of 57-62 cents a diluted share. This includes expected costs of $29 million for the home store centralization and $11 million of store closing and consolidation costs.

     For all of 2004, Federated expects earnings of $3.80 to $3.90 a diluted share, which includes store closing and consolidation costs of $38 million, up $7 million from the prior estimate as a result of an additional planned store closing, and the anticipated $70 million in home store centralization costs. Excluding the home store centralization costs of 24 cents a diluted share, which, as previously noted, were not included in prior guidance, Federated's earnings guidance would now be $4.04 to $4.14 a diluted share. This compares favorably to the original guidance of $3.70 to $3.80 a diluted share, and the company's subsequently revised guidance of $3.90 to $4.00 a diluted share.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.2 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bon-Macy's, Burdines-Macy's, Goldsmith's-Macy's, Lazarus-Macy's and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

     This release contains certain forward-looking statements that reflect current views of the financial performance and other events of Federated. The words "may," "will," "could," "expect," "plan," "anticipate," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results or outcomes could differ materially from current expectations because of a variety of factors that affect the company, including competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, various forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the SEC.

      (NOTE: Additional information on Federated, including archived news releases, is available on the Internet at www.fds/pressroom.com. A webcast of Federated's first quarter earnings call with analysts will be held beginning at 10:30 a.m. Those unable to access the webcast may call 1-800-377-4872 to listen to the audio in real time.)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)
	13 Weeks Ended
	May 1, 2004	May 3, 2003

Net Sales	$ 3,517	$ 3,291

Cost of sales (Note 2)	2,105	2,002

Percent to sales	59.9%	60.8%

Gross Margin	1,412	1,289

Percent to sales	40.1%	39.2%

Selling, general and administrative expenses (Note 3)	1,196	1,143

Percent to sales	34.0%	34.8%

Operating Income	216	146

Percent to sales	6.1%	4.4%

Interest expense - net	(60)	(70)

Income Before Income Taxes	156	76

Federal, state and local income tax expense	(60)	(30)

Net Income	$ 96	$ 46

Basic Earnings per Share	$ .53	$ .24

Diluted Earnings per Share (Note 4)	$ .52	$ .24

Average common shares:
Basic	180.5	189.2
Diluted	184.2	189.5

Depreciation and amortization expense	$ 177	$ 180

Notes:

(1)     Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended May 1, 2004 and May 3, 2003 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)     Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended May 1, 2004 or May 3, 2003. For the 13 weeks ended May 1, 2004, cost of sales includes inventory valuation adjustments of $4 million related to the Burdines-Macy's consolidation.

(3)     Selling, general and administrative ("SG&A") expenses include costs and expenses related to the Rich's-Macy's and Burdines-Macy's consolidations, centralizing the Macy's home store business and other store closings. For the 13 weeks ended May 1, 2004, SG&A expenses include store closing and consolidation costs of $8 million (including $3 million related to the Burdines-Macy's consolidation) and Macy's home store centralization costs of $7 million. For the 13 weeks ended May 3, 2003, SG&A expenses include store closing and consolidation costs of $8 million (including $6 million related to the Rich's-Macy's consolidation).

(4)     For the 13 weeks ended May 1, 2004, store closing and consolidation costs and Macy's home store centralization costs (See notes 2 and 3) amounted to $.06 per diluted share. For the 13 weeks ended May 3, 2003, store closing and consolidation costs (See note 3) amounted to $.03 per diluted share.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(millions)
	May 1, 2004	January 31, 2004	May 3, 2004
ASSETS:
Current Assets:
Cash	$ 913	$ 925	$ 744
Accounts receivable	3,100	3,213	2,876
Merchandise inventories	3,498	3,215	3,502
Supplies and prepaid expenses	121	99	128
Deferred income tax assets	-	-	11
Total Current Assets	7,632	7,452	7,261

Property and Equipment - net	6,081	6,174	6,249
Goodwill	262	262	262
Other Intangible Assets - net	378	378	378
Other Assets	270	284	266

Total Assets	$14,623	$14,550	$14,416

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 916	$ 908	$ 939
Accounts payable and accrued liabilities	2,754	2,613	2,657
Income taxes	152	362	92
Total current liabilities	3,822	3,883	3,688

Long-Term Debt	3,149	3,151	3,406
Deferred Income Taxes	1,025	998	1,005
Other Liabilities	581	578	649
Shareholders' Equity	6,046	5,940	5,668

Total Liabilities and Shareholders' Equity	$14,623	$14,550	$14,416

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)
	13 Weeks Ended
	May 1, 2004	May 3, 2003
Cash flows from operating activities:
Net income	$ 96	$ 46
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176	179
Amortization of financing costs	1	-
Amortization of unearned restricted stock	1	1
Changes in assets and liabilities:
Decrease in accounts receivable	113	73
Increase in merchandise inventories	(282)	(143)
Increase in supplies and prepaid expenses	(22)	(4)
Increase in other assets not separately identified	-	(1)
Increase in accounts payable and accrued liabilities not separately identified	128	49
Increase (decrease) in current income taxes	(209)	21
Increase in deferred income taxes	29	6
Increase (decrease) in other liabilities not separately identified	3	(23)
Net cash provided by operating activities	34	204

Cash flows from investing activities:
Purchase of property and equipment	(72)	(41)
Capitalized software	(17)	(13)
Collection of note receivable	17	-
Disposition of property and equipment	1	2
Net cash used by investing activities	(71)	(52)

Cash flows from financing activities:
Debt issued	9	-
Debt repaid	(2)	(7)
Dividends paid	(22)	-
Increase in outstanding checks	9	1
Acquisition of treasury stock	(90)	(120)
Issuance of common stock	121	2
Net cash provided (used) by financing activities	25	(124)

Net increase (decrease) in cash	(12)	28
Cash at beginning of period	925	716

Cash at end of period	$ 913	$ 744